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                                                                    EXHIBIT 2.2


                                           *** TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                   UNDER 17 C.F.R. SECTION SECTION 200.80(b)(4),
                                                           200.83 AND 240.24b-2



                               FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT


This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT ("Amendment") supplements, modifies and amends the ASSET PURCHASE AGREEMENT (the "Agreement") entered into as of April 4, 2002, by and between VIXEL CORPORATION, a Delaware corporation ("VIXEL" or "SELLER") and FUJITSU SOFTWARE TECHNOLOGY CORPORATION, d/b/a Fujitsu Softek, a Delaware corporation ("FUJITSU SOFTEK" or "PURCHASER"). Capitalized terms not defined herein shall have the meanings given them in the Agreement. If there is any conflict between the Agreement and this Amendment, the provisions of this Amendment will control.

1.      Schedule 1.4 of the Agreement is modified and amended as follows:

        (a)     [...***...] are both deleted from the schedule; and

        (b)     [...***...] is added to the schedule.

2. Schedule 1.1(c) is modified by adding the following parties to the list of Transferred Customers to be accepted by Fujitsu Softek as Transferred Customers, at the option of Fujitsu Softek, to be exercised within thirty (30) days after the Closing, and if not so accepted within such time, then such parties shall then be deemed re-added to Schedule 1.4 of the Agreement:

        [...***...]

3. Section 1.4(a) of the Agreement is modified and amended to read, in its entirety, as follows:

        "(a) LICENSE BACK TO THE SAN INSITE SOFTWARE. Fujitsu Softek hereby agrees to deliver and hereby grants to Vixel, as of the Closing, a nonexclusive, transferable, perpetual, irrevocable (except for material breach), royalty-free and fully paid-up license: (i) to reproduce, copy, use, and display the SAN InSite Software in object code format only for its internal business purposes or to provide support or maintenance to the customers set forth on Schedule 1.4 or to existing customers using the SAN InSite Software to manage their Vixel switches; (ii) to sublicense and distribute version 3.1 of the SAN InSite Software to customers that purchase from Vixel one or more of its Vixel 8100 switches that were manufactured prior to January 2002; (iii) to reproduce, copy, sublicense and distribute the SAN InSite Software to or for customers set forth on Schedule 1.4; provided, that for each such customer, Vixel shall only sublicense or distribute (A) the version specified on Schedule 1.4, (B) any versions prior to such version, or
        (C) any support or maintenance releases thereto. For purposes of the license grants in this Section 1.4(a) only, SAN InSite Software shall be deemed to include standard and necessary third party software components in object code format otherwise distributed by



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* Confidential Treatment Requested


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Fujitsu Softek in the executable version of the commercial product, including but not limited to Tom Sawyer Software code."


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Purchaser and Seller have caused this FIRST AMENDMENT TO ASSET PURCHASE
AGREEMENT to be executed as of April 15, 2002.


AGREED TO AND ACCEPTED:

FUJITSU SOFTWARE TECHNOLOGY CORPORATION

By: /s/ STEVEN F. X. MURPHY
   ------------------------------------

Name: Steven F. X. Murphy
     ----------------------------------

Its: Chief Executive Officer
    -----------------------------------

Date: April 15, 2002
     ----------------------------------



VIXEL CORPORATION



By: /s/ JAMES M. McCLUNEY
   ------------------------------------

Name: James M. McCluney
     ----------------------------------

Its: Chief Executive Officer
    -----------------------------------

Date: April 15, 2002
     ----------------------------------